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                                                        Ex-99.4

                 INVESTMENT ADVISORY AGREEMENT

          Agreement, made as of the lst day of September, 1989, between The Prudential Insurance Company of America, a New Jer-sey mutual insurance company (hereinafter "Adviser") and Pru-dential Bache Securities, Inc., a Delaware corporation (hereinafter "Sponsor"), an indirect wholly-owned subsidiary of Prudential.

          WHEREAS, Sponsor has in the past sponsored numerous series of Prudential Unit Trusts; and

          WHEREAS, Sponsor has been appointed the sponsor of all series of National Municipal Trusts; and

          WHEREAS, Sponsor proposes to be the sponsor of all series of Prudential Unit Trusts and National Municipal Trusts;
and

          WHEREAS, all such unit investment trusts described above, together with all subsequent series or different series of Prudential Unit Trusts and/or National Municipal Trusts, have been or shall be registered under the Investment Company Act of 1940, as amended (the 1940 Act) (all such trusts re-ferred to collectively herein as the "Trusts"); and

          WHEREAS, Sponsor desires to retain Adviser to render investment advisory and portfolio supervisory services; and

          WHEREAS, Adviser desires to perform such services in accordance with the terms of this Agreement;

In consideration of the premises and mutual promises and cove-nants hereinafter set forth, THE PARTIES HEREBY AGREE AS
FOLLOWS:

          1.   Appointment of Adviser.

          Sponsor hereby appoints the Adviser to act as invest-ment adviser to it in respect of the Trusts for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Sponsor acknowl-edges that pursuant to a Service Agreement between Adviser and its wholly-owned subsidiary The Prudential Investment Corpora-tion ("PIC"), PIC will furnish such services as Adviser may re-quire in connection with its performance of its obligations un-

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der this Agreement.  Adviser shall continue to have responsi-
bility for all investment advisory services undertaken by this Agreement.

          2.   Service and Duties.

          Subject to the general supervision of Sponsor, the Adviser shall:

          A. supervise the composition of the Trusts' portfo-lio of securities, including the selection and purchase of such securities for accumulation account of Sponsor for subsequent deposit in the Trusts in accordance with the Trusts' investment objectives and policies as stated in the prospectus relating to each series of the Trusts.

          B. determine the securities to be purchased by Sponsor for subsequent deposit in the Trusts and as agent for Sponsor will effect such purchases pursuant to its determina-tions.

          C. continuously monitor developments affecting the securities in each series of Trust, including material changes in the credit quality of securities holdings, and promptly rec-ommend actions that Adviser believes should be taken, if any, based upon such material changes.

          D. make recommendations to the Sponsor to direct the Trustee of such Trust, as appropriate, to: (i) hold Trust securities; (ii) sell Trust securities; (iii) consent or refuse consent to modifications, amendments or adjustments to the terms of any security in a Trust or agree to an exchange offer or other similar transaction; or (iv) hold securities of an is-suer which may be experiencing financial difficulty in in-stances where the Adviser believes that a negotiated settlement or "workout" may result in a better return to holders of Trust units than a sale of such securities.

          With respect to (iv), if Sponsor concurs with Ad-viser's recommendation, Adviser shall monitor the work-out situation and/or participate in negotiations, and provide ad-vice to Sponsor, provided that Sponsor or Trust shall bear the expense of retention of outside counsel or other experts which Adviser may recommend or any other costs which may result from such recommendation. Any modification of terms of securities held in a Trust as a result of such negotiations, the incurring of additional expenses by the trust and/or the acceptance of


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the terms of any settlement must be authorized by Sponsor or
Trustee.

          Notwithstanding anything in this section 2D to the contrary, any expense of counsel, accountants, consultants and/or other entities or persons the retention of which is deemed necessary by the Adviser in order for the Adviser to make recommendations to the Sponsor as set forth herein shall be borne solely by the Adviser.

          3.   Brokerage.

          Adviser may purchase securities either directly from the issuer or from any broker and/or dealer in such securities, including Sponsor or any other affiliate; in placing orders with brokers and/or dealers the Adviser intends to seek best price and execution for purchases and sales; the foregoing un-derstanding, however, being subject in all respects to the fol-lowing:

          On occasions when the Adviser deems the purchase of a security to be in the best interest of the Trusts as well as affiliates or other customers of the Adviser, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be pur-chased in order to obtain the best execution and lower broker-age commissions, if any. In such event, allocation of the se-curities so purchased, as well as the expense incurred in the transaction, will be made by the Adviser in the manner it con-siders to be the most equitable and consistent with its fiduci-ary obligations to its affected customers.

          It is also understood that it is desirable that the Adviser have access to supplemental investment and market re-search and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execu-tion. Therefore, the Adviser is authorized to place orders for the securities with such brokers subject to review by the Spon-sor from time to time with respect to the extent and continua-tion of this practice. It is understood that the services pro-vided by such brokers may be useful to the Adviser in connec-tion with its services to other clients.

          4.   Provision of Funds.



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          The Adviser shall have no obligation to provide funds
or credit for the purchase of securities on behalf of Sponsor, such funds or credit to be provided by Sponsor to the Adviser or as directed by the Adviser promptly upon demand therefor.

          5.   Delivery of Securities.

          The Adviser shall arrange for the delivery of the se-curities purchased on behalf of Sponsor to the offices of Spon-sor or any other location that Sponsor may specify.

          6.   Duty of Care.

          The Adviser shall use the same skill and care in the selection of the Trusts' portfolios as it uses in the admini-stration of other accounts for which it has investment respon-sibility as agent.

          7.   Compliance With Prospectus and Applicable Law.

          The Adviser, in the performance of its duties and ob-ligations under this Agreement, shall act in conformity with the Prospectus for each series of the Trusts and with the in-structions and directions of Sponsor and will conform to and comply with all applicable federal and state laws and regula-tions.

          8.   Insurance.

          With respect to any insured series of the Trust the Adviser shall arrange for security insurance, which term shall include all forms of portfolio insurance and insurance to ma-turity, provided, however, that for any Trust whose Portfolio contains securities that are not insured prior to the Date of Deposit, the Adviser shall select an Insurer unless Sponsor shall object to such Insurer selected in which case an Insurer agreeable both to the Adviser and Sponsor shall be selected, and the cost of such insurance shall be paid directly to the insurer by Sponsor or by the Trust for insured Trusts which have purchased security insurance.

          9.   Reports.

          The Adviser shall provide written reports to Sponsor at least annually, describing the overall credit quality of the Trusts, which reports detail material changes in credit quality of any of the securities held by the Trusts.


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          10.  Valuations.

          Subject to the general supervision of Prudential-Bache, the Adviser shall continuously monitor developments af-fecting the securities in each series of the Trusts, including a periodic review of the pricing evaluation of the evaluator of the securities in the Trusts to ascertain the reasonableness of such evaluations, and shall report any evaluations it believes to be unreasonable to Sponsor.

          11.  Books and Records.

          The Adviser shall (1) maintain books and records with respect to the securities transactions in respect of the Trusts to the extent relevant as set forth in Regulation 270.3la-1,
(b)(1), (b)(5), (b)(6), (b)(7), (b)(9), (b)(10), and (b)(12) of
the 1940 Act, (2) render to Sponsor immediate reports of such transactions and (3) maintain books and records providing the substantiation for the annual reports relating to the portfolio supervisory services rendered by the Adviser.

          The Adviser agrees that all records which it main-tains for Sponsor are the property of Sponsor and it will promptly surrender any of such records to Sponsor upon Spon-sor's request. The Adviser further agrees to preserve for a period of not less than six years or for such other period as the Securities and Exchange Commission shall require any such records as are required to be maintained by the Adviser with respect to services rendered on behalf of Sponsor.

          12.  Conflicts of Interest.

          The investment advisory services of the Adviser to the Trusts under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others. Adviser may give advice and take action with respect to any of its own or affiliated accounts, or the accounts of other clients which may differ from action taken with respect to the Trust's account.

          13.  Expenses.

          During the term of this Agreement, the Adviser will
(i) furnish, at the Adviser's expense, the services of such persons competent to perform the duties set forth in this Agreement, including such administrative and clerical functions as are necessary, in order to provide the effective selection and effectuation of purchases of securities for the Trusts and

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to provide continuous portfolio supervisory services and main-
tain or provide for the maintenance of such books and records as are required to be maintained; (ii) provide, at the Ad-viser's expense, adequate office space and utilities and all necessary office equipment and related services for those per-sons performing the duties set forth in this Agreement; and
(iii) pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securi-ties purchased for the Trusts and any taxes and brokerage com-missions or insurance premiums in connection therewith, and any additional expenses incurred as a result of negotiations or work-outs approved by Sponsor or Trustee as provided in Para-graph 2D.

          14.  Compensation

          A. For the services to be rendered and the obliga-tions assumed by the Adviser pursuant to this Agreement, Spon-sor will pay to the Adviser the following: (a) .06% of the ag-gregate par amount of all securities purchased for and depos-ited in each Trust; and (b) 20% of the Cumulative Accumulation Amount realized by Sponsor on the effective date of the Trusts. For the purposes hereof, "Cumulative Accumulation Amount" means the gross accumulation account profits less accumulation ac-count losses realized by Sponsor upon the effective date of the Trusts, less letter of credit costs and insurance premiums paid by Sponsor covering securities in the Trusts. Cumulative Accu-mulation Amount shall not include any profit or loss realized by the Sponsor subsequent to the effective date of the Trusts. In the event the Cumulative Accumulation Amount is a loss, the Adviser shall owe Sponsor 20% of such loss, but only if payment of such amount may be accomplished by deducting such amount from amounts due and owing by Sponsor to Adviser pursuant to subparagraphs A and B of this paragraph 14.

          B. The Adviser may determine to sell a security or securities and if so directed by Sponsor will sell a security or securities held in the accumulation account of Sponsor prior to the deposit of such security or securities into the Trusts. Such sale or sales may result in the realization of a profit or a loss. Sponsor shall pay the Adviser 20% of the Cumulative Predeposit Transaction Amount if such amount shall reflect a profit and the Adviser shall owe Sponsor 20% of the Cumulative Predeposit Transaction Amount if such amount shall reflect a loss, the Adviser shall owe Sponsor 20% of such loss, but only if payment of such amount may be accomplished by deducting such amount from amounts due and owing by Sponsor to Adviser pursu-ant to subparagraphs A and B of this paragraph 14. For the

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purposes hereof "Cumulative Predeposit Transaction Amount"
shall mean the amount of the aggregate of all profits realized less the amount of the aggregate of all losses realized from the sale of securities purchased after the date of this Agree-ment and prior to deposit into and effectiveness of the Trusts and shall include any hedging gains or losses realized.

          C. Payments set forth above in sub-paragraphs A and B shall be made by Sponsor to Adviser on a quarterly basis within 30 days of the end of each quarter. The calculation of payments pursuant to subparagraph 14A shall be made on a quar-terly basis, based on all Trusts whose effective date falls within each such quarter. The calculation of payments pursuant to subparagraph 14B shall be made on a quarterly basis, based on all trades for which the trade date falls within each such quarter. In the event that certain figures affecting the pay-ment amount are not available, such amount(s) will be excluded from the current quarterly payment calculation and applied to the next quarterly payment. A sample form of billing is at-tached to this Agreement.

          D. Sponsor agrees that if Adviser shall not have earned a minimum of $200,000 by one year from the date of this Agreement and for each annual period thereafter from compensa-tion earned pursuant to sub-paragraphs A and B above, Sponsor will pay the difference between the amount earned and $200,000, such amount being due and payable within 120 days after the end of each such annual period.

          E. Sponsor shall pay an additional fee of $325,000, for the one year period from the date hereof and such amounts as shall be agreed to for each annual period thereafter. Such fee is to be paid in quarterly installments, which fee is in payment for the review, analysis and supervision of existing National Municipal Trusts Series. Adviser shall provide to the Sponsor an allocation by trust, of time spent in connection with such review, analysis and supervision at the end of each one year period.

          15.  Limitation on Liability.

          The Adviser shall not be liable for any error of judgment or for any loss suffered by Sponsor or the Trusts in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

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          16.  Status of Adviser.

          Except as otherwise provided herein, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Trusts in any way or otherwise be deemed an agent of the Trusts except in the normal course of fulfilling its duties un-der this Agreement.

          17.  Notification.

          During the term of this Agreement, Sponsor agrees to furnish the Adviser at its principal office all prospectuses, updates, reports, sales literature, or other material prepared for distribution to investors in the Trusts or the public, which refer to the Adviser in any way, prior to use thereof and not to use such material if the Adviser reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termi-nation of this Agreement, Sponsor will continue to furnish to the Adviser copies of any of the above-mentioned materials which refer in any way to the Adviser.

          Sponsor shall furnish on a monthly basis detailed in-formation concerning redemption of Trust units, bond calls and sales directed and executed by Sponsor and/or Trustee, or any other change to a Trust portfolio which is effected by a party other than Adviser. In addition, Sponsor shall furnish or oth-erwise make available to the Adviser such other information re-lating to the business affairs of the Trusts as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

          18.  Duration and Termination.

          This Agreement, unless sooner terminated as provided herein, shall continue automatically for successive twelve month periods. This Agreement may be terminated by either party at any time on thirty days notice to the other, which no-tice shall be in writing delivered by registered mail or any express mail service. This Agreement will automatically and immediately terminate in the event of its assignment (as de-fined in the 1940 Act).

          19.  Amendment of This Agreement.

          This Agreement may be amended by mutual consent, but any such amendment must be evidenced by an instrument in writ-

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ing signed by the party against which enforcement of such
amendment is sought.

          20.  Miscellaneous.

          The captions in this Agreement are included for con-venience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or other-wise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective suc-cessors.

          21.  Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated be-low as of the day and year first above written.

                               THE PRUDENTIAL INSURANCE
                                COMPANY OF AMERICA


                               By: /s/ James A. Gregoire
                                   Name: James A. Gregoire
                                   Title:Managing Director


                               PRUDENTIAL-BACHE SECURITIES,
                               INC.


                               By: Name:
                                   Title:

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